Period Ended November 30, 2002

John Hancock Sovereign Bond Fund

-  John Hancock Bond Fund
Series - 1
NAV per share - Class C      14.76
NAV per share - Class I        14.76
Dividends from net investment income
Per share Class C -             0.34
Per share Class I -               0.42